EXHIBIT-99(a)

INVESTOR CONTACT:                             MEDIA CONTACT:

Victor L. Campbell                            Lindy B. Richardson
615/320-2053                                  502/572-2153

Lee A. Wood                                   David L. McFadden
502/572-2115                                  615/320-2056


            COLUMBIA AND HCA SHAREHOLDERS APPROVE MERGER
             Merger Expected to be Completed Later Today


      Louisville, KY and Nashville, TN, February 10, 1994 -- Columbia Healthcare Corporation (NYSE:COL) and HCA - Hospital Corporation of America (NYSE:HCA) today jointly announced that earlier today at special shareholders' meetings their shareholders had each voted to approve their merger. Under the terms of the merger, which is expected to be completed later today, shareholders of HCA will receive 1.05 shares of Columbia Common Stock for each share of HCA common stock held.

      A decision on the location for the corporate headquarters has not been made at this time.

      "The merger will strengthen Columbia's position as a leader in cost-effective healthcare delivery in the local markets in which we operate," said Richard L. Scott, President and Chief Executive Officer of Columbia. "The quality of healthcare providers and facilities in our networks will allow us to continue our mission of providing quality healthcare, cost effectively."

      "The strategy Columbia developed of building comprehensive networks complements the quality hospitals HCA has developed over the past 25 years," said Thomas F. Frist, Jr., M.D., Chairman and Chief Executive Officer of HCA. "I look forward to continuing to build upon the strategy that has been key to Columbia's success. The opportunities for Columbia/HCA Healthcare Corporation, as the company will be renamed, are exciting."

      Columbia/HCA Healthcare Corporation will be the largest healthcare services provider in the world, with over 190 acute-care and specialty hospitals in 26 states and two foreign countries. With its comprehensive approach, Columbia/HCA will work effectively to meet the healthcare needs of its communities.

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